FOR IMMEDIATE RELEASE

Contact: Jessica Greer

(434) 336-7737

investorrelations@endi-inc.com

Enterprise Diversified, Inc. Announces Third Quarter 2020 Financial Results

Richmond, VA—November 13, 2020—Enterprise Diversified, Inc. (OTCQB: SYTE) (“ENDI” or the “Company”) announced its financial results for the quarter ending September 30, 2020, in connection with filing its quarterly report on Form 10-Q with the Securities and Exchange Commission.

A summary of quarterly results for the Company’s reportable segments can be found below. Our full report on the Form 10-Q filing can be found at enterprisediversified.com.

Quarter Ended September 30, 2020	Asset Management	Real Estate	Internet	Other	Discontinued Operations - Home Services	Consolidated

Revenues	$1,607,150	$16,129	$242,237	$—	$—	$1,865,516
Cost of revenue	—	12,157	85,412	—	—	97,569
Operating expenses	120,368	5,940	49,239	165,165	—	340,712
Other income (expense)	—	(5,456)	777	6,540	—	1,861
Income (loss) from continuing operations	1,486,782	(7,424)	108,363	(158,625)	—	1,429,096
Income (loss) from discontinued operations	—	—	—	—	1,857	1,857
Goodwill	—	—	212,445	—	—	212,445
Identifiable assets	$11,170,904	$452,357	$470,667	$331,834	$261	$12,426,023

The Company’s wholly owned asset management subsidiary, Willow Oak, offers unique partnership opportunities to boutique fund managers and operational support through Fund Management Services (FMS). Willow Oak’s direct investment in Alluvial Fund is the primary driver of gains and losses in a given quarter. Additional revenue attributable to the subsidiary is generated by fee share arrangements with affiliated funds on the Willow Oak platform and fees earned from Willow Oak’s FMS.

About Enterprise Diversified, Inc.

Enterprise Diversified, Inc. is primarily focused on partnering with alternative asset managers, in addition to holding interests in companies associated with internet access, real estate, and home services. Copies of Enterprise Diversified’s press releases and additional information about the company are available at enterprisediversified.com.

Forward-Looking Statements

Matters discussed in this press release may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. These statements are not guaranties of future performance, and actual results may differ materially from those forecasted.

The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “believe,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect,” “pending,” and similar expressions identify forward-looking statements. The forward-looking statements in this press release are based upon various assumptions, many of which are based, in turn, upon further assumptions. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs, or projections.